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                                                                    EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT

The Board of Directors
Security Capital Group Incorporated:

   We consent to incorporation by reference in the registration statement on Form S-4 of Security Capital Group Incorporated of our reports dated January 27, 2000, except as to Note 16, which is as of February 4, 2000, relating to the balance sheets of Archstone Communities Trust as of December 31, 1999 and 1998, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Security Capital Group Incorporated and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

                                          KPMG LLP

Chicago, Illinois
October 9, 2000